UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

__________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 4, 2008

RUBY TUESDAY, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue

Maryville, Tennessee 37801

(Address of Principal Executive Offices)

(865) 379-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On March 5, 2008, Ruby Tuesday, Inc. (the “Company”) issued a press release announcing that it had secured temporary waivers regarding certain financial covenants in its three loan facilities. Specifically, the Company signed Limited Waiver Agreements (“Waiver Agreements”) in connection with the following loan facilities: the Amended and Restated Revolving Credit Agreement by and among the Company, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Issuing Bank and Swingline Lender dated February 28, 2007, as amended (“Revolving Credit Agreement”); the Amended and Restated Loan Facility Agreement and Guaranty, dated as of February 28, 2007, by and among the Company, the Participants, and Bank of America, N.A., as Servicer and Agent for the Participants, as amended (“Franchise Loan Facility”); and the Note Purchase Agreement, dated as of April 1, 2003 by and among the Company and the Purchasers, as amended (“Private Placement Notes”) (collectively, the three agreements comprising the “Loan Facilities”).

The Company previously notified the Lenders and the Purchasers of its anticipated inability to maintain the minimum fixed charges coverage ratio for its fiscal quarter ending March 4, 2008 and to maintain the maximum adjusted total debt to consolidated EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) for the same fiscal quarter. The Company also informed the Lenders and the Purchasers that an event of default could exist as a result of the Company’s potential inability to maintain the consolidated net worth covenant (collectively referred to as the “Waiver Events of Default”). Pursuant to the Waiver Agreements, the Lenders and the Purchasers have agreed to waive the Waiver Events of Default during the waiver period, which ends on April 18, 2008. The Company, the Lenders and the Purchasers will use the waiver period to work toward amending these financial covenants in the Loan Facilities.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION
99.1	Press Release dated March 5, 2008 (this press release is being furnished pursuant to Item 2.02 of Form 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.

(Registrant)

By:/s/ Marguerite N. Duffy

Marguerite N. Duffy

Senior Vice President and

Chief Financial Officer

Date: March 5, 2008